Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES AMENDMENT TO THE TENDER OFFER

FOR ANY AND ALL OF ITS OUTSTANDING 10.375 PERCENT SENIOR NOTES DUE 2016

RADNOR, PA (Globe Newswire) April 18, 2013 – Penn Virginia Corporation (NYSE: PVA) announced today that it has amended the terms of its previously announced tender offer (Tender Offer) to purchase any and all of its $300,000,000 in outstanding aggregate principal amount of 10.375 percent senior notes due 2016 (2016 Senior Notes) to increase the Total Consideration to $1,065.34 for each $1,000 principal amount of 2016 Senior Notes that are validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on April 24, , 2013, unless extended or earlier terminated (Consent Expiration).

Holders who validly tender their 2016 Senior Notes and provide their consents to the amendments to the indenture (Indenture) before the Consent Expiration, will be eligible to receive the Total Consideration. The Tender Offer contemplates an early settlement option, so that holders whose 2016 Senior Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as April 25, 2013. Tenders of 2016 Senior Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below). Holders who validly tender their 2016 Senior Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment on the final settlement date, which is expected to be May 9, 2013.

The Total Consideration for each $1,000 principal amount of 2016 Senior Notes validly tendered and not validly withdrawn prior to the Withdrawal Time is $1,065.34, which includes a consent payment of $30.00 per $1,000 principal amount of 2016 Senior Notes. Holders tendering after the Consent Expiration will be eligible to receive only the Tender Offer Consideration, which is $1,035.34 for each $1,000 principal amount of 2016 Senior Notes, and does not include a consent payment. Holders whose 2016 Senior Notes are purchased in the Tender Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2016 Senior Notes up to, but not including, the applicable payment date.

As previously announced, in connection with the Tender Offer, PVA is soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their 2016 Senior Notes without delivering consents or deliver consents without tendering their 2016 Senior Notes. No consent payments will be made in respect of 2016 Senior Notes tendered after the Consent Expiration.

Tendered 2016 Senior Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on April 24, 2013, unless extended (Withdrawal Time), but generally not afterwards, unless required by law. Any extension or termination of the Tender Offer will be followed as promptly as practicable by a public announcement thereof.

The Tender Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding 2016 Senior Notes, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of the previously announced capital markets debt financing raising proceeds sufficient to fund the Tender Offer, (4) consummation of PVA’s previously announced Eagle Ford Shale acquisition and (5) certain other customary conditions.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and Consent Solicitation Statement dated April 11, 2013, as amended on April 18, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Tender Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing pva@dfking.com.

PVA has also retained RBC Capital Markets, LLC as dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Tender Offer may be directed to RBC Capital Markets, LLC, Liability Management Group, at (212) 618-7822 (collect) and (877) 381-2099 (US toll-free).

None of PVA, its board of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2016 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2016 Senior Notes in the Tender Offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 11, 2013, as amended on April 18, 2013. The Tender Offer is not being made to holders of 2016 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

******

Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com